Exhibit 99.1

Arrowroot Acquisition Corp. Announces the Separate Trading of its Shares of Class A Common Stock
and Warrants Commencing April 22, 2021

MARINA DEL REY, CA, April 22, 2021 -- Arrowroot Acquisition Corp. (Nasdaq: ARRWU) (the “Company”) announced today that, commencing April 22, 2021, holders of the units sold in the Company’s initial public offering of  250,000,000 units, completed on March 4, 2021, may elect to separately trade the shares of Class A common stock and warrants included in the units. Those units not separated will continue to trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ARRWU,” and the Class A ordinary shares and warrants that are separated will trade on the Nasdaq under the symbols “ARRW” and “ARRWW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants. No fractional warrants will be issued.

The units were initially offered by the Company in an underwritten offering. Cantor acted as sole book-running manager and representative of the underwriters for this offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on March 1, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from: Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

About Arrowroot Acquisition Corp.

Arrowroot Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more businesses. The management team is led by Matthew Safaii, as Chief Executive Officer, and Thomas Olivier, as President and Chief Financial Officer, each with decades of experience identifying, evaluating, advising and investing in transformational growth companies in the technology sector. While the Company intends to evaluate opportunities in many sectors, it believes the diverse experience and extensive relationship network of its management team, board and sponsor will drive particularly attractive investment opportunities in the enterprise software sector.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.